EXHIBIT 10.66

[SANMINA-SCI CORPORATION LETTERHEAD]

July 20, 2004

Dear David:

This letter will confirm the terms of your offer of employment with Sanmina-SCI Corporation (“Sanmina-SCI” or the “Company”). Such terms are as follows:

1. Position and Responsibilities. You will serve in the position of executive Vice President and Chief Financial Officer of the Company, reporting to the Chief Executive and Chief Operating Officers of the Company. You will also periodically report to the Board of Directors of the Company and the audit committee thereof. You will assume and discharge such responsibilities as are commensurate with such position. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of Sanmina-SCI in effect from time to time during your employment.

2. Compensation.

a.                                            On or before October 4, 2004, you will receive a $50,000 sign on bonus. All appropriate payroll taxes will be withheld.

b.                                           In consideration of your services, effective as of your employment start date, you will be paid a base salary of not less than $325,000 per annum, payable in accordance with Sanmina-SCI standard payroll practices. Your base salary will be reviewed annually by the compensation committee of the Board of Directors of Sanmina-SCI.

c.                                            In addition to your base salary, you will be entitled to participate in Sanmina-SCI incentive compensation bonus plans for senior executive officers. The specific amount will be based on the operating plan approved by the Board of Directors in September 2004 and pursuant to the Executive Short Term Incentive Plan at your level. This bonus will be dependent upon Sanmina-SCI’s achievement of financial performance criteria established for such bonus plan by the compensation committee of the Board of Directors as well your fulfillment of individual performance objectives which will be established by the Chief Executive and Chief Operating Officers in consultation with the compensation committee. You may also be granted stock bonuses at the discretion of the Board of Directors and the compensation committee. Determinations by the compensation committee relating to bonus plan criteria, achievement of performance objectives and all other matters relating to the bonus plan will be final and binding upon you and the Company. Your bonus for fiscal 2004 will be prorated based on the number of months of fiscal 2004 for which you are actually employed by the Company. Fifty percent of your bonus for fiscal 2005 is guaranteed.

3.         Other Benefits. You will be entitled to receive the standard employee benefits made available by Sanmina-SCI to its senior executive officers to the full extent of your eligibility therefore. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of Sanmina-SCI that are available to executive officers generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

Sanmina-SCI shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the company, upon authorization and approval in accordance with Sanmina-SCI’s expense reimbursement policy in effect at this time.

4. Stock Options. You will also be granted a stock option grant of 250,000 (two hundred fifty thousand) shares at the closing price of the stock which will be set within the first few weeks of your start date. One fifth of the shares subject to your stock option will be exercisable after one year of service, and thereafter the remaining shares will become exercisable in equal installments of 1/48, or 4,167 shares per month. The option will have a term of 10 years. Other terms of your stock option will be set forth in a definitive stock option agreement between you and the Company. In addition to the foregoing, you will be eligible for an additional stock option grant at the next scheduled review of executive compensation. That review is currently scheduled for October 2004, subject to your performance and the approval of the Compensation Committee of the Board of Directors. In addition you will receive a 100,000 (one hundred thousand) share restricted stock award, which shall entitle you to purchase such shares as $.01 per share. Your restricted stock will fully vest on the day of its fourth anniversary. Subject to discussion with, and approval by, the Compensation Committee of the Board of Directors, a proposal will be made and consideration will be given for an acceleration of vesting of these restricted shares based on performance criteria previously established or otherwise approved.

5. Confidential Information. Your employment pursuant to this offer is contingent on your executing and agreeing to be bound by the terms and conditions of the Company’s standard Employee Propriety Information and Inventions Agreement, a copy of which is attached. Employment with Sanmina-SCI is also contingent upon you providing the Company with the legally required proof of authorization to work in the United States.

6. Conflicting Employment. You agree that, during the term of your employment with Sanmina-SCI, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Sanmina-SCI is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Sanmina-SCI.

7. General Provisions.

a.                                            This offer letter will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state. This offer letter sets forth the entire agreement and understanding between Sanmina-SCI and you relating your employment and supersedes all prior verbal discussion between us. Any subsequent change of changes in your duties, salary or other compensation will not affect the validity or scope of this agreement.

b.                                           Any references to Sanmina-SCI or to the Company shall be interpreted to include a reference to any successor or resultant company in the event of a merger or acquisition or sale of substantially all of Sanmina-SCI’s assets. Any such successor or resultant company shall be and remain liable for all of Sanmina-SCI’s responsibilities and obligations hereunder.

c.                                            In the event of the sale or acquisition of Sanmina-SCI (a “change of control”) the stock options and restricted stock granted herein, or granted at any time in the future during your employment, will immediately vest. A change of control shall be defined and mutually agreed upon subsequent to your start date.

Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this letter as soon as possible. If you have any questions about this offer letter, please call me directly.

SANMINA-SCI CORPORATION

By: /s/ CARMINE RENZULLI

Senior Vice President, Legal and Human Resources

ACCEPTANCE:

I accept the terms of my employment with Sanmina-SCI Corporation as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

Date: July 20, 2004	/s/ DAVID WHITE

David White